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                                                                    EXHIBIT 12.1

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                                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (IN THOUSANDS EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)
                                                                                                              NINE MONTHS
                                                                  YEARS ENDED SEPTEMBER 30,                     ENDED
                                                     2002        2001        2000        1999        1998      6/30/2003
                                                  -----------------------------------------------------------------------
COMPUTATION OF EARNINGS
Pretax income before minority interest              (13,524)    (71,375)     28,031     (12,815)    (58,229)      28,011
Plus fixed charges                                   43,093      43,776      37,342      34,714      43,231       33,407
Plus amortization of capitalized interest               221         153                                              198
Less capitalized interest                            (1,200)     (1,100)       (900)                                (624)
                                                    -------     -------      ------     -------     -------       ------
TOTAL                                                28,590      28,546      64,473      21,899     (14,998)      60,992

COMPUTATION OF FIXED CHARGES
Interest expense                                      5,440      13,469      15,463      19,096      25,382        3,509
Capitalized interest                                  1,200       1,100         900                                  624
Amortization                                            123         103                                               92
Estimate of interest on rent expense                 36,330      29,104      20,979      15,618      17,849       29,182
                                                    -------     -------      ------     -------     -------       ------
Total fixed charges                                  43,093      43,776      37,342      34,714      43,231       33,407

Ratio of earnings to fixed charges                  (14,503)    (72,322)       1.73     (12,815)    (58,229)        1.83
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